UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
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Airgas Employee FAQs - Air Products’ Unsolicited Proposal

Airgas Employee Frequently Asked Questions - Air Products’ Unsolicited Proposal

February 9, 2010

GENERAL

1.      What has happened?  What has Airgas announced?

Airgas has received an unsolicited proposal from Air Products to acquire the company for $60.00 per share in cash.

After thorough review and consideration, our Board of Directors unanimously rejected Air Products’ unsolicited proposal because it very significantly undervalues Airgas and its future prospects and is not in the best interests of Airgas stockholders.

2.      Why did the Board decide to reject Air Product’s latest proposal?

The Board decided to reject the proposal because it believes that the proposal very significantly undervalues Airgas.  The Board reached that conclusion after considering, among other things, the following:

▪         Airgas stockholders are poised to realize the benefits of the Company’s investments and the nascent economic recovery.

▪         The opportunistic timing of Air Products’ efforts to acquire Airgas would transfer the future value of Airgas to Air Products at a bargain basement price.

▪         Airgas has a proven track-record of creating value for stockholders (Airgas’ stock has consistently and significantly outperformed Air Products’ stock) and Airgas is effectively executing on its business plan and delivering solid results.

3.      How did the Board go about making its decision?

The Board rejected the Air Products’ proposal after a thorough review and reached its decision after careful consideration with the assistance of its independent financial and legal advisors.

BofA Merrill Lynch and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

4.      Will Air Products raise its price now that the Airgas Board of Directors has rejected its latest proposal?  How long will this process take?

It is not productive to speculate on what Air Products may or may not do.  Rather, we ask that you all maintain your dedication to your everyday responsibilities and the task at hand.

While there is no way to know exactly how long this process will last, it will remain business as usual at Airgas.  Please keep focused on the important work at hand related to our own growth plan and business.

Airgas Employee FAQs - Air Products’ Unsolicited Proposal

5.      What should I say to customers, business partners and other stakeholders?

You should assure all of our company’s stakeholders that it is business as usual for Airgas.  Our Board and management team remain as focused as ever on achieving our business objectives. Our sales force and management team have a letter for customers, and you can refer any interested party to our website for our press releases and related materials.

6.      Is there anything employees can be doing to help?

Yes. Airgas’ impressive financial and operational achievements are the result of your continued hard work and dedication.  We’re counting on you, Airgas’ talented employees, to stay focused and to continue helping us deliver strong results for our stakeholders.

7.      What effect does this announcement have on my job?

Employees should expect no change in their positions or responsibilities as a result of this announcement. We are counting on you to continue to perform your job with the same dedication, focus and excellence as always.

8.      Where can I get more information?

We will do our best to keep you updated throughout this process.  You should also feel free to speak with your manager and to review the materials related to the unsolicited proposal from Air Products that are available through the link titled “Air Products Unsolicited Proposal” on Airnet or www.airgas.com.

TENDER OFFER / PROXY CONTEST

9.      What is a Tender Offer?

A tender offer is a public offer to all of the shareholders of a company asking those shareholders to sell their stock to the party making the tender offer.  Typically, a tender offer is commenced when the offeror places a summary advertisement, or ‘tombstone,’ in a major national newspaper, and the offer to purchase is printed and mailed to the target company's stockholders.  A tender offer must comply with the rules and regulations of the Securities and Exchange Commission (SEC), which are quite technical.

Air Products has indicated that it intends to launch a tender offer for Airgas shares.  If they take this step, the Airgas Board of Directors will, with the assistance of its financial and legal advisors, carefully evaluate the offer.  While the Board is considering the offer, the Company will be limited in what it can say under SEC rules.  Once it concludes its deliberations, the Board will then inform stockholders of its recommendation (via a Schedule 14D-9 filing, see below) with respect to the tender offer, as well as its reasons for making that recommendation.

It is important to note that, if Air Products does commence a tender offer, it will not be able to purchase any of the shares tendered until numerous conditions are satisfied, including a number of conditions over which the Airgas Board has control.

Airgas Employee FAQs - Air Products’ Unsolicited Proposal

10.  What is a Schedule 14D-9 Filing?

A Schedule 14D-9 filing is a Securities and Exchange Commission filing in response to a tender offer in which the target company makes a recommendation to its stockholders.  It is, in effect, a description of the Board’s recommendation concerning the offer.  The Schedule 14D-9 filing is often accompanied by a letter to stockholders letting them know of the company’s decision and providing the background of the offer and rationale for the decision.

11.  What is a proxy fight or a proxy contest?

A proxy fight (sometimes called a proxy contest) is an effort by a third party to win stockholder votes in an election of the corporation’s directors or the vote on a proposal put before the stockholders.  Typically, the vote is held at a meeting of the stockholders and is a contest between the company and the third party.  The stockholders may vote either in person or by proxy.   A validly executed proxy permits an eligible voter to vote without being present at the actual meeting.

Airgas Employee FAQs - Air Products’ Unsolicited Proposal

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  No tender offer for the shares of Airgas has commenced at this time.  If a tender offer is commenced, Airgas may file a solicitation/recommendation statement with the U.S. Securities and Exchange Commission (“SEC”).  Any solicitation/recommendation statement filed by Airgas that is required to be mailed to stockholders will be mailed to stockholders of Airgas.  INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.  In addition, Airgas may file a proxy statement with the SEC.  Any definitive proxy statement will be mailed to stockholders of Airgas.  INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2009, which was filed with the SEC on June 1, 2009, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, as amended, or by the SEC in its rules, regulations and releases.  These statements include, but are not limited to: our having strong prospects for organic and acquisition growth in the coming years; the economy just beginning its recovery; the view that under the terms of Air Products’ proposal, our stockholders would sacrifice real value and opportunity; our belief that a combination of our two companies could destroy rather than create value; and our prospects for continued growth and stockholder value creation.  We intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved.  Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.  Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and ability to collect our accounts receivable; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our ability to achieve acquisition synergies; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in Airgas’ reports, including its March 31, 2009 Form 10-K, subsequent Forms 10-Q, and other documents filed by Airgas with the SEC.